Exhibit 99.2

CHIMERIX, INC.

UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL STATEMENTS

On January 7, 2021, Chimerix, Inc., a Delaware corporation (the “Company”), Ocean Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), Oncoceutics, Inc., a Delaware corporation (“Oncoceutics”), and Fortis Advisors, LLC solely in its capacity as representative of the securityholders of Oncoceutics (the “Securityholders’ Representative”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Concurrently with the execution of the Merger Agreement, Merger Sub merged with and into Oncoceutics (the “Merger”) whereupon the separate corporate existence of Merger Sub ceased, with Oncoceutics continuing as the surviving corporation of the Merger as a wholly-owned subsidiary of the Company.

The following unaudited pro forma consolidated combined financial statements (the “pro forma financial statements”) have been prepared to reflect the Merger, based on the acquisition method of accounting in accordance with U.S. GAAP, with the Company treated as the acquirer. The transaction was accounted for as an asset acquisition as substantially all of the fair value of the gross assets acquired were concentrated in a single asset or group of similar assets. The pro forma financial statements utilize the historical consolidated financial statements of the Company and Oncoceutics. The historical consolidated financial statements have been adjusted to give effect to pro forma events that are directly attributable to the Merger and factually supportable and, in the case of the statements of operations, which are expected to have a continuing impact.

The unaudited pro forma consolidated combined statement of operations, which has been prepared for the year ended December 31, 2020, gives effect to the Merger as if it had occurred on January 1, 2020. The pro forma financial statements should be read in conjunction with the accompanying notes and the historical consolidated financial statements and accompanying notes of the Company and Oncoceutics. The unaudited pro forma consolidated combined balance sheet for the Company and Oncoceutics as of December 31, 2020 is not presented as the transaction is already reflected in the consolidated balance sheet for the Company as of March 31, 2021. The unaudited pro forma consolidated combined statement of operations for the Company and Oncoceutics for the three months ended March 31, 2021 is not presented as there is no material difference between the pro forma amounts and actual results.

The pro forma financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the Merger been completed as of the dates presented and should not be taken as representative of the future consolidated results of operations or financial condition of the combined company. The pro forma financial statements do not include the realization of future cost savings or synergies, integration-related costs to achieve those potential cost savings or restructuring charges that may occur following the Merger.

CHIMERIX, INC.

UNAUDITED PRO FORMA CONSOLIDATED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except per share data)

	Chimerix	Oncoceutics	Pro Forma Adjustments	Note 4	Pro Forma Combined
Revenues:
Contract revenue	$5,274	$-	$-		$5,274
Grant revenue	-	2,326	-		2,326
License revenue	98	549	-		647
Total revenues	5,372	2,875	-		8,247
Operating expense:
Research and development	36,232	7,622	-		43,854
Selling, general and administrative	13,656	4,254	-		17,910
Acquisition of In-Process R&D	-	-	83,289	(a)	83,289
Total operating expense	49,888	11,876	83,289		145,053
Loss from operations	(44,516)	(9,001)	(83,289)		(136,806)
Other income:
Interest income and other, net	994	546	-		1,540
Net loss	$(43,522)	$(8,455)	$(83,289)		$(135,266)
Per share information:
Net loss, basic and diluted	$(0.70)				$(1.91)
Weighted-average shares outstanding, basic & diluted	62,183,947		8,723,769	(b)	70,907,716

CHIMERIX, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANICAL STATEMENTS

1.	Description of the Merger

On January 7, 2021, the Company, Merger Sub, Oncoceutics, and Fortis Advisors, LLC solely in its capacity as representative of the securityholders of Oncoceutics, entered into the Merger Agreement.  Concurrently with the execution of the Merger Agreement, Merger Sub merged with and into Oncoceutics whereupon the separate corporate existence of Merger Sub ceased, with Oncoceutics continuing as the surviving corporation of the Merger as a wholly owned subsidiary of the Company.

As consideration for the Merger, the Company (a) paid an upfront cash payment of approximately $25.0 million, (b) issued an aggregate of 8,723,769 shares of the Company’s common stock (“Merger Shares”), (c) issued a promissory note to the Securityholders’ Representative in the original principal amount of $14.0 million (the “Seller Note”), to be paid in cash, subject to the terms and conditions of the Merger Agreement and the Seller Note, upon the one year anniversary of the closing of the Merger, and (d) agreed to make contingent payments up to an aggregate of $360.0 million based on the achievement of certain development, regulatory and commercialization events as set forth in the Merger Agreement, as well as additional tiered  payments based upon future net sales of ONC-201 and ONC-206 products, subject to certain reductions as set forth in the Merger Agreement, and a contingent payment in the event the Company receives any proceeds from the sale of a rare pediatric disease priority review voucher based on the Oncoceutics products.  The closing payment may be adjusted after the closing, pursuant to procedures set forth in the Merger Agreement, in connection with the finalization of the cash, transaction expenses, debt and working capital amounts at closing.

Each “in-the-money” stock option of Oncoceutics (“Options”) that was outstanding and unexercised immediately prior to the effective time of the Merger (the “Effective Time”) became fully vested and exercisable immediately prior to the Effective Time and such Options were automatically “net exercised” immediately prior to the Effective Time with respect to payment of the applicable exercise price and any applicable tax withholding.

The Merger Agreement contains customary representations, warranties and covenants and indemnification provisions. The Company has certain diligence obligations with respect to further development and commercialization of the Company’s product candidates.

2.	Basis of Presentation

The following unaudited pro forma consolidated combined financial data was prepared using a cost accumulation and allocation model of accounting under GAAP. The Merger has been accounted for based on the acquisition method of accounting in accordance with U.S. GAAP, with the Company treated as the acquirer. The transaction was accounted for as an asset acquisition as substantially all of the fair value of the gross assets acquired were concentrated in a single asset or group of similar assets.

The unaudited pro forma consolidated combined financial statements are based on the Company’s historical financial statements as adjusted to give effect to the Merger. The unaudited pro forma consolidated combined statement of operations for the year ended December 31, 2020 give effect to the Merger as if it had occurred on January 1, 2020.

The historical financial information of the Company has been adjusted in the accompanying unaudited pro forma consolidated combined financial information to give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma consolidated combined statements of operations, are expected to have a continuing impact on the results of operations. The Merger is expected to be accounted for as an asset acquisition; therefore, the in-process research and development which does not have any alternative uses is being recorded as research and development expenses in 2020 for purpose of the pro forma information.

3.	Pro forma consideration and purchase price allocation

The following is a pro forma estimate of the purchase price for the Merger (in thousands, except for per share data):

Cash (a)	$33,759
One-year closing anniversary payment (b)	14,000
Shares common stock issued as consideration (c)	8,723,769
Stock price per share on Effective Date	4.98
Value of estimated common stock consideration (c)	43,445
Total consideration	$91,204
Net asset acquired	$7,915
IPR&D assets to be expensed	83,289
Total purchase price allocated	$91,204

(a)	The Company paid approximately $33.8 million consisting of a $25.0 million upfront payment adjusted for agreed upon working capital adjustments, plus $2.5 million of transaction expenses to be paid by the Company on behalf of Oncoceutics.

(b)	Per the Merger Agreement, the Company will make a $14 million payment to Oncoceutics shareholders on the one-year anniversary of the closing of the Merger Agreement.

(c)	The total number of shares of the Company’s common stock issued or reserved for issuance as consideration for the Merger was 8,723,769 shares.

4.	Reclassification and Proforma Adjustments - Statements of Operations

The following pro forma adjustments included in the unaudited pro forma consolidated combined statements of operations for the year ended December 31, 2020 give effect to the Merger as if it had occurred on January 1, 2020:

(a)	Acquisition of In-Process R&D - Represents the aggregate fair value of the in-process research and development which does not have any alternative uses and therefore the aggregate fair value of the purchase price being recorded to Acquisition of In-Process R&D.

(b)	Merger Consideration – Stock - Represents the increase in the weighted average shares outstanding due to the issuance of 8,723,769 shares common stock in connection with the Merger.